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                                                                      EXHIBIT 11

                           AMC, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
          FOR THE PERIOD FROM OCTOBER 2, 1995 THROUGH AUGUST 31, 1996



Net Earnings                                                               $7,300,598
Weighted average number of outstanding common shares                       61,962,751
Primary earnings per common share and common share equivalent              $      .12
                                                                           ==========
Assumed earnings increases upon exercise of warrants
and reduction of debt                                                      $  762,000

Adjusted net earnings                                                       8,062,598
Additional shares assumed issued upon exercise of warrants                 16,736,548


Adjusted weighted average number of outstanding common shares              78,699,299
Fully diluted earnings per common share and common share equivalent               .10
                                                                           ==========